Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Foundation Medicine Announces 2013 Third Quarter Results

•	Clinical Test Volume Increased to more than 2,500 in the Period

•	Total Revenues Increased to $8.2 Million

CAMBRIDGE, Mass. – November 6, 2013 – Foundation Medicine, Inc. (NASDAQ: FMI) today announced that 2,577 FoundationOne™ tests were reported to ordering oncologists in the quarter ended September 30, 2013, an increase from the 1,626 reported in the second quarter of 2013. Total revenues increased to $8.2 million for the third quarter of 2013 compared with $5.9 million in the second quarter of 2013. More than half of third quarter revenues were derived from clinical testing. FoundationOne, the company’s initial clinical product, is a fully informative genomic profile used by oncologists to identify a patient’s individual molecular alterations and match them with relevant targeted therapies and clinical trials.

“Results in the third quarter demonstrate the growing enthusiasm in the marketplace for our fully informative genomic profile for use across all solid tumors,” said Michael Pellini, M.D., president and chief executive officer, Foundation Medicine. “We are very encouraged by the commercial traction as the utility of FoundationOne and the information it delivers garners growing recognition among oncologists, pathologists and pharmaceutical companies. In addition, the number of scientific publications generated using our molecular information platform during the quarter continues to underscore its clinical utility and value in the care of patients with cancer.”

Total operating expenses for the third quarter of 2013 were $16.5 million, inclusive of $3.0 million in stock-based compensation expense. This compares with total operating expenses for the second quarter of 2013 of $13.7 million, inclusive of $1.3 million in stock-based compensation expense. In addition to stock-based compensation expense, the increase in operating expenses was primarily attributable to the ongoing development of FoundationOne for hematologic malignancies, relocation costs of moving to a new headquarters facility and the growth of our commercial organization.

Net loss was $12.5 million in the third quarter of 2013, inclusive of a $1.3 million warrant remeasurement charge, or a $3.51 loss per basic and diluted share. At September 30, 2013, the company had $138 million of cash, cash equivalents and investments.

Third Quarter and Recent Enterprise Highlights

•	The company raised $111 million in net proceeds from its initial public offering (including the full exercise of the underwriters’ overallotment) that priced on September 24, 2013.

•	More than 2,100 physicians have now ordered FoundationOne, and approximately 53% of orders in the third quarter came from community-based oncologists.

•	The average turnaround time for FoundationOne is now approximately 14 days, down from approximately 21 days at the beginning of 2013. FoundationOne testing success rates continue to be greater than 95%.

•	Results from a 24-month, multi-institution collaboration demonstrating the analytic validation of FoundationOne were published in the online edition of Nature Biotechnology.

•	The company’s second clinical product, FoundationOne Heme™ for hematologic malignancies, which is being developed in collaboration with Memorial Sloan-Kettering Cancer Center, remains on track for introduction by early 2014.

•	The company completed a move to its new corporate headquarters, an approximately 62,000 square foot facility containing the company’s CLIA-certified clinical laboratory, R&D laboratory, and business operations.

Conference Call and Webcast Details

To access the live conference call today, November 6 at 4:30 p.m. Eastern Time via phone, dial (877) 941-2069 from the United States and Canada or +1(480) 629-9713 internationally and reference Foundation Medicine providing the passcode 4647488. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Foundation Medicine website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s initial clinical product, FoundationOne™, is a fully informative genomic profile to identify a patient’s individual molecular alterations and match them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.foundationmedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® is a registered trademark, and FoundationOne™ is a trademark, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits to patients of next-generation sequencing of their tumors, the adoption of FoundationOneTM into routine clinical oncology practice, the increasing enthusiasm for products resulting from our molecular information platform, and the commercial launch of FoundationOne for hematologic malignancies. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that FoundationOneTM and any subsequent products may never achieve significant commercial adoption or reimbursement support; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Registration Statement on Form S-1 (File No. 333-190226), which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Contacts:
Media – Foundation Medicine	Investors – Foundation Medicine
Dan Budwick, Pure Communications, Inc.	Matt Clawson
(973) 271-6085	(617) 418-2283
dan@purecommunicationsinc.com	ir@foundationmedicine.com

– Financial Tables to Follow –

FOUNDATION MEDICINE, INC.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
Revenue	$8,208	$3,037	$19,328	$5,466

Costs and expenses:
Cost of revenue	2,858	1,791	7,455	3,621
Selling and marketing	3,038	849	7,724	2,196
General and administrative	6,448	2,134	14,353	5,833
Research and development	6,988	3,567	18,067	10,190

Total costs and expenses	19,332	8,341	47,599	21,840

Loss from operations	(11,124)	(5,304)	(28,271)	(16,374)

Other income (expense):
Interest expense, net	(61)	(104)	(202)	(325)
Other income (expense), net	(1,278)	(81)	(1,380)	(134)

Total other income (expense), net	(1,339)	(185)	(1,582)	(459)

Net loss	$(12,463)	$(5,489)	$(29,853)	$(16,833)

Accretion of redeemable convertible preferred stock	(47)	(78)	(139)	(239)

Net loss applicable to common stockholders	$(12,510)	$(5,567)	$(29,992)	$(17,072)

Net loss per common share applicable to common stockholders, basic and diluted	$(3.51)	$(2.39)	$(9.50)	$(8.43)

Weighted average common shares outstanding, basic and diluted	3,565,302	2,331,075	3,158,013	2,025,764

FOUNDATION MEDICINE, INC.

Condensed Balance Sheets

(In thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$137,927	$54,838
Short-term restricted cash	161	—
Accounts receivable	4,437	2,195
Inventory	942	803
Prepaid expenses and other current assets	950	550

Total current assets	144,417	58,386
Property and equipment, net	19,480	7,465
Restricted cash	1,725	161
Other assets	54	27

Total assets	$165,676	$66,039

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,339	$1,609
Accrued expenses and other current liabilities	5,022	3,463
Deferred revenue	1,304	1,622
Current portion of deferred rent	149	132
Current portion of notes payable	1,540	1,704

Total current liabilities	11,354	8,530
Other non-current liabilities	11,677	2,248
Redeemable convertible preferred stock:	—	98,658
Total stockholders’ equity (deficit)	142,645	(43,397)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$165,676	$66,039